UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2007

Sinoenergy Corporation
(Exact name of registrant as specified in its charter)

Nevada	0-30017	84-1491682
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

234-5149 Country Hills Blvd. NW; Suite 429, Calgary, Alberta, Canada T3A 5K8
(Address of principal executive offices)

Registrant’s telephone number, including area code: (832) 274-3766

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 16, 2007, Sinoenergy Corporation (the “Company”) entered into an agreement with the investors from the June 2006 private placement (“June 2006 Private Placement Investors”) and Skywide Capital Management Limited, a British Virgin Islands corporation (“Skywide”) pursuant to which those provisions in the certificate of designation for the Series A Preferred Stock and the warrants to purchase shares of the Company’s common stock issued in connection with the June 2006 private placement (“Warrants”) which could result in an adjustment in the conversion rate of the Series A Preferred Stock and the exercise price of the Warrants if certain earnings targets are not met were deleted. In consideration for the removal of these provisions, Skywide, the principal stockholder of the Company, agreed to place 1,000,000 shares of Common Stock into escrow (the “Escrow Shares”).

If the Company’s consolidated Pre-Tax Income per share, on a fully diluted basis, as defined in the Securities Purchase Agreement dated June 2, 2006, for the years ended December 31, 2006 and 2007 is less than $.212 and $.353 per share, respectively, then Skywide shall deliver to the Company for cancellation, such percentage of 500,000 shares as equals the percentage shortfall from the $.212 and $.353 per share target prices. Thus, if Pre-Tax Income per share for the year ended December 31, 2006 and 2007 is $.1272 and $.2118 per share on a fully-diluted basis, respectively, representing a 40% shortfall in each year, the escrow agent shall deliver to the Company for cancellation 200,000 shares with respect to each year the remaining 300,000 shall be returned to Skywide with respect to each year.

Item 8.01 Other Events

On March 19, 2007, the Company issued a press release announcing its purchase of an additional 10% of the equity interest in Qingdao Sinogas Yuhan Chemical Equipment Co., Ltd. (“Yuhan”) for US$520,000. As a result of the purchase, the Company’s increased its ownership in Yuhan from 80% to 90%. The Company has the right to buy the remaining 10% interest in Yuhan during the first six months of 2008 for US $520,000.

Item 9.01 Financial Statements and Exhibits.

Exhibits

99.1	Agreement, dated March 16, 2007, by and among Sinoenergy Corporation, the June 2006 Private Placement Investors and Skywide Capital Management Limited.

99.2	Press Release issued March 19, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINOENERGY CORPORATION (Registrant)

Date: March 20, 2007	/s/	Qiong (Laby) Wu
Qiong (Laby) Wu, Chief Financial Officer